UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Act of 1934

Date of Report (Date of earliest event reported): November 30, 2012

COMMISSION FILE NUMBER 0-28720
(Exact name of registrant as specified in its charter)

Delaware	73-1479833
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

40 Washington Street, Westborough, MA 01581
(Address of principal executive offices)(Zip Code)

(617) 861-6050
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On November 30, 2012, Mr. Christopher R. Culross resigned as Chief Financial Officer (principal financial officer) of the Company.
(e)    As of November 30, 2012, Mr. Culross was paid three (3) weeks vacation equal to $11,539 (less any vacation days actually taken), and a one-time payment for transition/consulting services by Mr. Culross as a consultant payable as of November 30, 2012 equal to $3,846 for a maximum of 31 hours of service, to be used during the month of December 2012. From time to time, PAID may consult with Mr. Culross, for which Culross shall be paid $125 per hour, solely for the amount of time agreed by the parties.
Mr. Culross agreed to purchase, effective December 1, 2012, the assets of the Company's coffee business, which assets are any equipment, inventory, artwork, goodwill, customer lists, and labeled bags, designs, logos, and the trademark “Rockin' Coffee” with respect to the coffee business. Culross paid $5,000 cash and is required to pay an additional royalty of three percent (3%) from gross revenues received for the coffee business, up to an additional $5,000, for an aggregate price not to exceed $10,000.
Effective December 6, 2012, the Board of Directors has voted to amend the Company's 2012 Stock Option Plan to add 5 million shares of common stock, for a total of 10 million shares available under the plan, of which W. Austin Lewis IV, CEO and Director of the Company, was awarded options to purchase 1 million shares at $.048 per share on December 6, 2012, and Andrew Pilaro, a Director of the Company, was awarded options to purchase 1 million shares at $.048 per share on December 6, 2012. Three million shares remain available under the Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAID, INC.

Date: December 6, 2012	By:	/s/ W. Austin Lewis, IV
W. Austin Lewis, IV, President